Exhibit 99.1

For Immediate Release:	For more information contact:
November 15, 2011	James M. La Neve, Chief Financial Officer
765 – 807 – 2640

Chromcraft Revington, Inc. Reports Third Quarter and First Nine Months Results

Net Loss Reduced for Third Consecutive Quarter

West Lafayette, Indiana, November 15, 2011 – Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported its results for the third quarter and first nine months of 2011.  Sales for the third quarter of 2011 were $13,226,000 and the net loss was $1,042,000 or 16.9% lower than the prior quarter, marking the third consecutive quarter of reduced losses.  The net loss for the third quarter of 2011 of $1.0 million was $0.9 million or 46.1% lower than the loss in the same period in 2010.

Our improved operating results in the third quarter as compared to the same period in 2010 and the second quarter of 2011 were primarily due to an improved gross margin as a percentage of sales resulting largely from lower material costs and a favorable product sales mix along with a reduction in selling, general and administrative expenses.  The favorable product mix reflected improved commercial sales in the third quarter. Residential furniture shipments in the third quarter of 2011 were lower as compared to same period in 2010 and the second quarter of 2011 primarily due to continued weak consumer demand for residential furniture in our product categories and price segment, which we believe is consistent with industry trends; the continuing economic downturn which reflects the ongoing labor and housing market struggles and high consumer debt levels; and import competition.

Sales for the three months ended October 1, 2011 represented a 4.2% decrease from the same period last year primarily due to lower shipments of residential furniture, particularly occasional furniture and home entertainment furniture.  The lower sales of home entertainment furniture in the third quarter is primarily due to the timing of shipments on orders for new product groupings which are expected to ship in the fourth quarter of 2011.

Sales for the nine months ended October 1, 2011 were $39,528,000 and the net loss was $4,100,000.   Sales for the first nine months of 2011 decreased 5.3% from the prior year period primarily due to lower shipments of occasional and home entertainment furniture, and to a lesser extent dining room furniture, partially offset by higher sales of bedroom furniture due to the introduction of a new bedroom line that began shipping in the second quarter of 2011.

The net loss for the nine months ended October 1, 2011 of $4.1 million was $0.2 million or 3.7% lower than the same period in 2010.  The improved loss was primarily due to a reduction in selling, general and administrative expenses resulting largely from lower sales commissions and marketing related expenses.

Excluding receipt of a tax refund of $6.6 million in 2010, we used $3.8 million less cash in operating activities in the first nine months of 2011 as compared to the prior year period, primarily due to less cash used to fund working capital.  The Company had cash of $1.6 million at October 1, 2011, no bank borrowings during the first nine months of 2011, and no outstanding loan balance at October 1, 2011.

Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said “Despite the continuing difficult retail operating environment, we are encouraged by our third consecutive quarterly reduction in net loss, which represented a 46% improvement over the prior year quarter.  These improvements reflect increased order activity and shipments of contract commercial products, cost containment initiatives and reduced selling and marketing expenses.  Although the ongoing difficult operating environment in the residential furniture market will continue to be challenging, we expect fourth quarter residential sales to be improved by recent incoming orders of a new line of home entertainment furniture.  In these uncertain economic times, we have diligently focused on our cash flow and balance sheet management along with controlling operating costs to be in line with our revenue base.”

Mr. Butler continued, “In line with this strategy, we recently refinanced our credit facility prior to its scheduled expiration in June 2012 and entered into a new three year secured revolving credit facility (the “New Facility”) with First Business Capital Corp., a subsidiary of First Business Bank, of up to $10 million based upon qualified accounts receivable of the Company.  We believe this new credit facility provides us with the borrowing capacity to meet our anticipated cash operating needs while reducing our overall expected borrowing costs.”

Chromcraft Revington® businesses design residential and commercial furniture marketed throughout North America.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, Southern Living®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® brand.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi.

This release contains forward-looking statements that are based on current expectations and assumptions.  These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believe,”  “may,”  “expect,”  “intend,” “plan,” “anticipate,” or words of similar import.  Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current recession in the United States and elsewhere; import and domestic competition in the furniture industry; our ability to execute our business strategies, implement our new business model and successfully complete our business transition; our ability to grow sales and reduce expenses to eliminate our operating losses; the continuation of the recent improvement in the U.S. office furniture market; our ability to sell the right product mix; supply disruptions with products manufactured in China and other Asian countries; continued credit availability under the Company’s New Facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of our customers and their ability to continue or increase product orders; loss of key management; and other factors that generally affect business; and certain risks  set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2010.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010

Sales	$13,226	$13,808	$39,528	$41,723

Cost of sales	10,709	11,716	32,818	34,256

Gross margin	2,517	2,092	6,710	7,467

Selling, general and administrative expenses	3,491	3,951	10,598	11,499

Operating loss	(974)	(1,859)	(3,888)	(4,032)

Interest expense	(68)	(74)	(212)	(224)

Net loss	$(1,042)	$(1,933)	$(4,100)	$(4,256)

Basic and diluted loss per share of common stock	$(.22)	$(.41)	$(.86)	$(.91)

Shares used in computing loss per share	4,791	4,703	4,765	4,685

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	October 1,	December 31,
	2011	2010

Assets

Cash	$1,583	$4,179
Accounts receivable, less allowance of $140 in 2011 and $300 in 2010	6,770	7,552
Inventories	14,460	14,191
Prepaid expenses and other	627	711
Current assets	23,440	26,633

Property, plant and equipment, net	6,667	7,235
Other assets	664	579

Total assets	$30,771	$34,447

Liabilities and Stockholders' Equity

Accounts payable	$4,312	$4,144
Accrued liabilities	3,322	3,346
Current liabilities	7,634	7,490

Deferred compensation	363	461
Other long-term liabilities	1,692	1,667
Total liabilities	9,689	9,618

Stockholders' equity	21,082	24,829

Total liabilities and stockholders' equity	$30,771	$34,447

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Nine Months Ended
	October 1,	October 2,
	2011	2010

Operating Activities
Net loss	$(4,100)	$(4,256)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization expense	593	682
Non-cash share based and ESOP compensation expense	353	308
Provision for doubtful accounts	23	72
Non-cash inventory write-downs	171	278
Non-cash accretion expense	26	24
Gain on disposal of assets	(2)	(5)
Changes in operating assets and liabilities:
Accounts receivable	759	(250)
Refundable income taxes	-	6,578
Inventories	(440)	(1,246)
Prepaid expenses and other	84	(358)
Accounts payable and accrued liabilities	144	(1,586)
Long-term liabilities and assets	(184)	(18)

Cash provided by (used in) operating activities	(2,573)	223

Investing Activities
Capital expenditures	(25)	(155)
Proceeds on disposal of assets	2	5

Cash used in investing activities	(23)	(150)

Change in cash	(2,596)	73

Cash at beginning of the period	4,179	3,636

Cash at end of the period	$1,583	$3,709